Exhibit 3.7

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,
PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
REALBIZ MEDIA GROUP, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

The undersigned, for the purpose of amending the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock of RealBiz Media Group, Inc. (the “Corporation”), filed with the Secretary of State of the State of Delaware on October 10, 2012 (the “Certificate of Designations”), pursuant to Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY, as follows:

FIRST: That the Certificate of Designations is hereby amended and restated in its entirety as follows:

1.          Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Stock”) and the number of shares constituting the Series A Stock shall be 120,000,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Series A Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series A Stock.

2.          Ranking. The Series A Stock shall rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Corporation: (a) senior to the Common Stock, and (b) senior to or on parity with all other classes and series of the Corporation’s preferred stock.

3.          Dividends. From and after the date of the issuance of any shares of Series A Stock, dividends at the rate of ten percent (10%) per annum shall accrue on the Stated Value of the Series A Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) (the “Accruing Dividends”). The Stated Value of the Series A Stock shall be $0.05 per share and the par value shall be $.001 per share. The Accruing Dividends will be declared by the Board of Directors on a quarterly basis on January 31, April 30, July 31 and October 31 of each calendar year. Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. At the election of the Corporation, the Corporation may satisfy its obligations hereunder to pay dividends on the Series A Stock by issuing shares of Common Stock to the holders of Series A Stock on a uniform and prorated basis. In any such case, the number of shares required to satisfy dividend-payment obligations hereunder shall equal 120% of the quotient obtained by dividing the (i) the amount of dividend-payment obligations to be satisfied by (ii) the average Trading Price of the Common Stock on the ten (10) trading days immediately preceding the date on which the Corporation elects to satisfy dividend-payment obligations through the issuance of the shares of Common Stock, as reported by Bloomberg L.P. The Corporation shall notify the holders in writing within two days of any election by the Corporation to issue Common Stock in satisfaction of dividend-payment obligations hereunder.

4.           Liquidation Preference

(a)          In the event of (a) the sale, conveyance, exchange, exclusive license, lease or other disposition of all or substantially all of the intellectual property or assets of the Corporation, (b) any acquisition of the Corporation by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Corporation with any other entity in which the Corporation’s stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity, or (c) the winding up or dissolution of the Corporation, whether voluntary or involuntary (each such event in clause (a), (b) or (c), a “Liquidation Event”), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Corporation (the “Net Assets Available for Distribution”). The holders of the Series A Stock then outstanding shall be entitled to be paid out of the Net Assets Available for Distribution (or the consideration received in such transaction) before any payment or distribution shall be made to the holders of any class of preferred stock ranking junior to the Series A Stock or to the Common Stock, an amount for each share of Series A Stock equal to all accrued and unpaid Preferred Dividends plus the Stated Value, as adjusted (the “Series A Liquidation Amount”). A transaction shall not constitute a Liquidation Event if its sole purpose is (y) to change the state of the Corporation’s incorporation or (z) to create a holding company that will have substantially similar series and classes of shares with the same terms as existed immediately prior to the transaction and be owned in the same proportions by the persons or entities who held this Corporation’s securities immediately prior to such transaction, provided such transaction is approved by the Board. The holders of a majority of the shares of Series A Stock, voting as a single class on an as-converted basis, may vote to determine that any transaction listed above as a Liquidation Event shall not constitute a Liquidation Event for purpose of this Section 4.

(b)          If the Net Assets Available for Distribution to holders of shares of the Series A Stock upon such Liquidation Event shall be insufficient to pay the Series A Liquidation Amount to the holders of shares of the Series A Stock, then such Net Assets Available for Distribution shall be distributed among the holders of shares of the Series A Stock ratably in proportion to the respective amounts to which they otherwise would be entitled.

(c)          After distribution, if any, of proceeds to the holders of shares of Series A Stock pursuant to the foregoing, all remaining funds or other property of the Corporation, if any, shall be distributed pro rata among the holders of the Common Stock and the holders of all preferred stock of the Corporation on an as-if-converted basis.

(d)          Whenever any distribution provided for in this Section 4 shall be payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board of Directors, except that any publicly traded securities to be distributed to stockholders will be valued as follows:

(i)           Securities not subject to an investment letter or other similar restrictions on free marketability:

(1)     If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three calendar days prior to the closing; and

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(2)     If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three calendar days prior to the closing.

(ii)     The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 4(d)(i)(A) and (B) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

5.           Voting.

(a)          General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Stock shall be entitled to voting rights and powers equal to the number of whole shares of Common Stock into which the shares of Series A Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Each share of Series A Stock (including fractional shares) shall be entitled to one vote for each whole share of Common Stock that would be issuable upon conversion of such share on the record date for determining eligibility to participate in the action being taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Stock held by each holder could be converted) shall be rounded down to the nearest whole number. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Stock shall vote together with the holders of Common Stock as a single class.

(b)          Series A Stock Protective Provisions; Waivers. In addition to any other vote or consent required herein or by law, the vote or written consent of holders of at least a majority of the then-outstanding shares of Series A Stock, voting together as a single class on an as-converted basis, in the aggregate and given in writing or by vote at a meeting, shall be required for the Corporation to:

(i)   amend, modify, add, repeal or waive any provision of this Certificate of Designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series A Stock; provided, that the Corporation may amend or restate this Certificate of Designation to correct any typographical, clerical or scrivener’s error without any approval required from the holders of Series A Stock;

(ii)  authorize, create or issue shares of any class of stock having rights, preferences or privileges superior or senior to the Series A Stock;

(iii) issue additional shares of Preferred Stock after the closing of the transactions contemplated by that certain Share Exchange Agreement by and between the Corporation and Next 1 Interactive, Inc., dated as of April 3, 2012; provided , that issuances of additional shares of Preferred Stock that are specifically contemplated herein shall be permitted (including without limitation issuances pursuant to Section 11), and issuances of additional shares of Preferred Stock upon the conversion of debt of the Corporation shall also be permitted;

(iv) amend the Certificate of Incorporation of the Corporation in a manner that adversely and materially affects the rights of the Series A Stock; or

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(v)   recapitalize, split, combine or reclassify any shares of capital stock of the Corporation.

In addition, the vote or written consent of holders of at least a majority of the then-outstanding shares of Series A Stock, voting together as a single class on an as-converted basis, in the aggregate and given in writing or by vote at a meeting, shall be required for any waiver of any of the protective provisions contained in subparagraphs (i) through (v) above.

6.           Conversion. Each share of Series A Stock shall be convertible at the option of the holder thereof at any time into a number of shares of Common Stock determined by dividing (i) the Stated Value by (ii) the Conversion Price then in effect. The initial conversion price for the Series A Stock (the “Conversion Price”) shall be equal to $1.00 per share. The Conversion Price from time to time in effect is subject to adjustment as hereinafter provided in Section 7 (the “Adjustments”).

7.           Adjustments.

(a)          Conversion Price. If at any time or from time to time after the date on which any Series A Stock is issued, the Corporation shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b)          Reorganization, Reclassification, Consolidation, Merger or Sale. If at any time after the date on which any Series A Stock is issued, there is any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the assets of the Corporation (other than a Liquidation Event), as part of such capital reorganization, provision shall be made so that (i) the holders of Series A Stock shall thereafter have the right to receive, upon conversion of such Series A Stock, the number of shares of stock or securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Stock would have been entitled in connection with such capital reorganization if such holder had converted its Series A Stock immediately prior to such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.

8.           Mechanics of Conversion. In order to exercise the conversion privilege, a holder of Series A Stock shall surrender the certificate representing such Series A Stock to be converted, if any, to the Corporation at its principal office, accompanied by written notice to the Corporation that the holder elects to convert a specified portion or all of such shares. Series A Stock shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of such shares of Series A Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Corporation shall issue and mail or deliver to such holder a certificate or certificates representing the number of shares of Common Stock issuable upon conversion, rounded down to the nearest full share, and a certificate or certificates for the balance of the Series A Stock surrendered, if any, not so converted into Common Stock. Notwithstanding the foregoing, in case of any Liquidation Event, unless the Corporation has received notice of election for conversion and the stock certificate or certificates prior to such time, such right of conversion for any holder of Series A Stock subject to such Liquidation Event shall cease and terminate at the close of business on the business day fixed for payment of the amount payable to such holders of the Series A Stock pursuant to this Certificate of Designation unless the Corporation shall thereafter default in the payment of the Series A Liquidation Amount, in which case the holder shall be entitled to conversion until such default is cured by the Corporation. No fractional shares of Common Stock will be issued by conversion of Series A Stock or payment of dividends. In lieu of any fractional shares to which the holder would be otherwise entitled, the Corporation will pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. For such purpose, all shares of Series A Stock held by each holder of Series A Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. To the extent permitted by law, the Board may in its discretion determine not to issue certificates representing Series A Stock.

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9.           Reservation of Stock Issuable Upon Conversion. The Corporation shall use its commercially reasonable best efforts at all times to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock, and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Corporation will use commercially reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

10.         Notice Regarding Conversion Price Adjustments. Upon any adjustment of the Conversion Price for the Series A Stock under Section 7, then and in each such case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Series A Stock at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of the Series A Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

11.         Common Stock Defined. As used in this Amended and Restated Certificate of Designations, the term “ Common Stock ” shall mean and include the Corporation’s presently authorized Common Stock and shall also include any capital stock of any class of the Corporation hereafter authorized which shall have the right to vote on all matters submitted to the stockholders of the Corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of this Corporation; provided that the shares receivable pursuant to conversion of the Series A Stock shall include shares designated as Common Stock of this Corporation as of the date of issuance of such Series A Stock.

12.         Reacquired Shares. Any shares of Series A Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors as permitted by the Corporation’s Certificate of Incorporation or as otherwise permitted under Delaware law.

SECOND: That the foregoing amendment was duly authorized by the Board of Directors of the Corporation and by the written consent of the stockholders of the corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, RealBiz Media Group, Inc. has caused this Certificate of Amendment to the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed this 14th day of October, 2014.

/s/ William Kerby
William Kerby
Chief Executive Officer

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